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                                                                     EXHIBIT 4.2

                              SAND TECHNOLOGY INC.

                             1996 STOCK OPTION PLAN

ARTICLE 1 -- PURPOSE

1.1  PURPOSE

     The purpose of this 1996 Stock Option Plan (the "Plan") is to further the growth, development and financial success of Sand Technology Inc. (the "Corporation") and its Subsidiaries by aligning the personal interests of employees and non-employee directors, through the ownership of Class A Common Shares without par value of the Corporation and related incentives, to those of the Corporation. The Plan is further intended to provide flexibility to the Corporation in its ability to compensate employees and to motivate, attract and retain the services of such employees who have the ability to enhance the value of the Corporation and its Subsidiaries. The Plan permits the granting of stock options and restricted stock awards as provided for in the Plan.

ARTICLE 2 -- DEFINITIONS

2.1  "Award" means an Option or Restricted Stock grant under the Plan.

2.2  "Board" means the Board of Directors of the Corporation.

2.3 "Change in Control" means (a) a merger or consolidation to which the Corporation is a party and following which the shareholders of the Corporation prior to such merger or consolidation do not have the voting power to elect a majority of the members of the Board of Directors of the resulting entity; (b) any person (as such term is used in Sections 13 (d) and 14(d) (2) of the Exchange Act of 1934, as amended), becoming the beneficial owner, directly or indirectly, of more than 50% of any class of the share capital of the Corporation or of shares having more than 50% of the aggregate voting power of the share capital of the Corporation; (c) a sale or transfer of substantially aIl of the assets of the Corporation (in one transaction or a series of related transactions) to an entity that is not a Subsidiary; (d) a liquidation or reorganization of the Corporation in which the Corporation is not the surviving corporation other than a liquidation or reorganization in which the holders of the Class A Common Shares of the Corporation immediately prior to the liquidation or reorganization have the same proportionate ownership of the surviving corporation after the liquidation or reorganization; or (e) during any period of two consecutive years or less beginning after adoption of the Plan, individuals who at the beginning of such period are members of the Board and any new director(s) (other than directors designated by a person who has entered into an agreement with the Corporation to effect a transaction of the type described in clauses (i) through (iv) above)


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     whose election by the Board or nomination for election by the shareholders was approved by a vote of at least two-thirds of the directors still in office who satisfy this test, cease for any reason to constitute a majority of the Board.

2.4 "Code" means the Internal Revenue Code of 1986 as amended from time to time.

2.5 "Committee" means the committee appointed by the Board to administer the Plan at all times and consisting of not less than two members of the Board each of whom is a "disinterested person" as defined in Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "1934 Act") and an "outside director" as defined for purposes of Section 162(m) of the Code.

2.6 "Corporation" means Sand Technology Inc., a corporation existing under the Canada Business Corporations Act, or its successor.

2.7 "Employee" means any person who is a regular full-time employee of the Corporation or a Subsidiary, non-employee directors of the Corporation or of a Subsidiary regular full-time consultants to the Corporation for a period of at least six (6) consecutive months, as may be selected by the Committee from time to time.

2.8 "Non-Qualified Option" means an option granted under the Plan which is not intended to be an Incentive Option.

2.9 "Option" means a Non-Qualified Option and means an Award granted under the Plan by the Committee to an Employee in the form of a right to purchase Shares evidenced by an option agreement containing such provisions as the Committee may establish.

2.10 "Permanent Disability" shall mean a physical or mental condition of an Employee that (i) in the judgment of the Committee, permanently prevents such Employee from being able to continue to serve as an active Employee in a capacity comparable to that in which the Employee served prior to the disability, or (ii) causes the Employee to become eligible for long-term disability benefits under any long-term disability insurance plan then in effect with the Corporation or a Subsidiary that at such time is his or her employer.

2.11 "Plan" means this 1996 Stock Option Plan.

2.12 "Restricted Period" means that period of time, if any, which begins on the date of an Award of Restricted Stock to an Employee, and which terminates on the date upon which all restrictions with respect to such Restricted Stock shall lapse or otherwise be terminated.

2.13 "Restricted Stock Agreement" means a written agreement, signed by the Employee and the Corporation, which sets forth the number of Shares awarded


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     to the Employee, the restrictions, if any, applicable to the Shares, the price, if any, to be paid by the Employee for the Shares, and such other terms and conditions as shall be deemed to be necessary or desirable by the Committee.

2.14 "Restricted Stock" means such Shares as may be granted to an Employee subject to such restrictions, if any, as may be determined by the Committee.

2.15 "Retirement" shall mean the cessation of employment of an Employee by reason of retirement, provided that the Employee has reached the age of 65 years, or the Committee, in its sole and absolute discretion, deems the Employee to have retired.

2.16 "Shares" or "Stock" means the Class A Common Shares without par value of the Corporation or any successor, including any adjustments in the event of changes in capital structure of the type described in the Plan.

2.17 "Subsidiary" means any corporate entity, of which a majority of the voting common or capital stock is owned directly or indirectly by the Corporation.

ARTICLE 3 -- ADMINISTRATION 0F THE PLAN

3.1  ADMINISTRATION BY THE COMMITTEE

     The Plan shall be administered by the Committee. Members of the Committee are not eligible for Awards under the Plan. Unless otherwise required by law or rules it may establish, the Committee may act through written consent of all its members, or vote of a majority comprised of at least two of its members, and may hold telephonic meetings where all participating members can hear each other. A majority comprised of at least two members shall constitute a quorum of the Committee. The Board may in its discretion at any time and from time to time alter the membership of the Committee consistent with the requirements set forth in the Plan.

3.2  POWERS

     The Committee shall have full and final authority in its discretion to operate, interpret, manage, administer and make determinations under or relevant to the Plan on behalf of the Corporation. This authority includes, but is not limited to:

     (a) the power to select Employees to receive Awards from time to time and determine the type and terms and conditions of Awards;

     (b) the power to grant Awards conditionally or unconditionally, on such terms, conditions and restrictions not inconsistent with the provisions of the Plan as it prescribes from time to time, including the power to determine the option exercise or purchase price of the Shares subject to each Award


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          and the time or times when the benefits of each Award shall become vested, exercisable, or free of restrictions, as the case may be, and the duration of any exercise, vesting or restricted period;

     (c) the power to determine the number of Shares subject to each Award, and the time or times when Awards are made;

     (d) the power to prescribe the form or forms of the instruments evidencing Awards granted under the Plan, to construe and interpret the Plan and the provisions of said instruments, and to make determinations of facts relevant to the administration of the Plan and the benefits under the Plan;

     (e) the power to adopt, amend and rescind regulations consistent with the provisions of the Plan for the operation, interpretation, management and administration of the Plan;

     (f) the power to delegate responsibility for the operation, management and administration of the Plan, subject to the oversight and control of the Committee, on such terms, consistent with the Plan, as the Committee may establish;

     (g) the power to delegate to other persons the responsibility for performing appropriate functions in furtherance of the purpose of the Plan;

     (h) the power to engage or authorize the engagement of the services of persons, companies or organizations in furtherance of the purpose of the Plan, including but not limited to, banks, insurance companies, brokerage firms and consultants; and

     (i) the power to waive or modify terms, conditions, restrictions and forfeitures of Awards, in whole or in part, for such periods and for such Employees, and on such terms as it shall determine.

ARTICLE 4 -- ELIGIBILITY AND SHARES SUBJECT TO THE PLAN

4.1  ELIGIBLE EMPLOYEES

     Awards may be granted only to Employees selected or approved by the Committee in its sole and absolute discretion. Employees who serve on the Board will be eligible for Awards, but they will not be eligible to participate in the administration of the Plan or to be a member of the Committee. No Employee may be granted Awards for more than 5% of the Shares of the Corporation.


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4.2  RELEVANT FACTORS

     In selecting Employees to whom Awards shall be granted, the Committee shall weigh such factors as are relevant to accomplish the purpose of the Plan. An Employee who has been granted an Award may be granted additional Awards, if the Committee so determines.

4.3  NUMBER OF SHARES SUBJECT TO THE PIAN

     Subject to the provisions of Article 10 of the Plan, the aggregate number of Shares for which Awards may be granted under the Plan shall not exceed 900,000 Shares. The Committee has the authority to grant all Shares under the Plan as Non-Qualified Options or Restricted Stock, or in any combination of them. The Shares to be delivered upon exercise of Options or the grant of Restricted Stock under the Plan shall be made available from the authorized but unissued Shares of the share capital of the Corporation. The grant of an Option under the Plan shall reduce the number of Shares which thereafter may be available for future grants under the Plan, provided that if an Option under the Plan shall expire or terminate unexercised as to any Shares covered by such Option, such Shares shall thereafter be available for the granting of other Awards under the Plan. Shares issued as Restricted Stock under the Plan that are later forfeited shall be cancelled and the reserve for issuance under the Plan shall then be increased by an equal number.

4.4  NON-TRANSFERABILITY OF AWARDS

     No Award granted under the Plan shall be transferable by the Employee otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such Award may be exercised during the lifetime of the Employee only by the Employee.

ARTICLE 5 -- OPTION AWARDS

5.1  OPTION AWARDS

     The Committee shall establish from time to time the provisions relating to the exercise price per Share, expiration date, waiting period, cumulative rights, vesting and such other terms and conditions of Non-Qualified Options granted under the Plan.

ARTICLE 6 -- MATTERS RELATIVE TO OPTIONS

6.1  VESTING OF OPTIONS

     Each Option granted under the Plan shall provide that it is to be exercised within a period of ten (10) years after the date on which the Option is granted, providing that the options granted and outstanding under the Plan on December 15, 2005 may be exercised within an additional period of ten (10) years.


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6.2  EXERCISE

     Each Option granted under the Plan shall be exercisable on such date or dates, during such period, for such number of Shares, and upon such terms as shall be provided in the option agreement evidencing such Option, which shall be approved by the Committee.

6.3  NOTICE OF EXERCISE

     A person electing to exercise an Option shall give written notice of exercise to the person at the Corporation designated to receive such notice. The exercise notice shall specify the number of Shares the optionee has elected to purchase and be accompanied by payment in full of the aggregate purchase price of the Shares. Payment shall be made by certified cheque or such other form of payment as the Committee may accept. Until an optionee has been issued a certificate or certificates for the Shares so purchased, he or she shall possess no rights of a record holder with respect to any of such Shares.

6.4  PARTICULAR CIRCUMSTANCES EFFECT ON OPTIONS

     No Option shall be affected by any change of duties or position of the optionee (including transfer to or from a Subsidiary), so long as he or she continues to be an Employee. Except in cases of death, Permanent Disability, Retirement or other circumstances specified by the Committee in its discretion (including, but not limited to, a 30-day extension for exercise following termination of employment), if an optionee shall cease to be an Employee, all Options held by such person will terminate on the date of termination of the person's employment, and up to such date shall be exercisable only to the extent of the purchase rights, if any, which have accrued as of such date. Nevertheless, the Committee, in its sole and absolute discretion, upon any such cessation of employment, may determine (but be under no obligation to determine) that such accrued purchase rights shall be deemed to include additional Shares covered by such Option and may be extended for an additional period of time. In case of dismissal for cause, the Corporation may revoke alI rights of the Employee to purchase Shares that have not previously been issued to the Employee. In the event of any Change in Control, all Options outstanding shall become immediately exercisable for the full number of Shares subject to option regardless of any vesting or exercise schedule otherwise specified in such Options, and optionees shall be entitled to at least a 20-day prior written notice, and the opportunity to exercise such rights, before any transaction in connection with the Change in Control may defeat or nullify the economic benefit of such Options.


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6.5  RETIREMENT OF OPTIONEE

     Should an optionee begin Retirement while in possession of an Option under the Plan, vesting and exercisability of such Option shall continue as if the optionee were still an employee.

6.6  DISABILITY OF OPTIONEE

     Should an optionee be determined by the Committee to have suffered a Permanent Disability while in possession of an Option under the Plan, vesting will forthwith accelerate, such that the Option immediately becomes 100% vested, and the optionee or his or her legal representative will have one year from the date of determination of the Permanent Disability to exercise such Option, at which time the Option will expire and no longer be exercisable, provided that in any case the Option shall expire no later than the last day of its original term.

6.7  DEATH OF OPTIONEE

     Should an optionee (including one determined to have suffered a Permanent Disability under Section 6.6 above) die while in possession of the right to exercise an Option under the Plan, vesting will forthwith accelerate, such that the Option immediately becomes 100% vested. Thereafter, such person
     (s) who shall have been designated as beneficiary by the optionee, or in the absence of such designation, such person as shall be responsible for the administration of the will or estate of the optionee or, in the absence of the appointment of such person within six months of the date the optionee died, the person(s) who shall be entitled to acquire the property of the optionee, by will or by the laws of descent and distribution (the "beneficiary"), may exercise such Option. This exercise may occur at any time within one year from the date of death. Nevertheless, any such Option shall expire no later than the Iast day of the original term of such Option.

6.8  MINIMUM SIX-MONTH HOLDING PERIOD

     Subject to Section 6.4 of the Plan, if an Option is exercised within the six-month period commencing on the date of grant, no Shares purchased upon such exercise may be sold until such period has elapsed. The Corporation may establish such rules and procedures as it deems appropriate to enforce this restriction.

ARTICLE 7 -- PROVISIONS APPLICABLE TO RESTRICTED STOCK AWARDS

7.1  RESTRICTED STOCK AWARDS

     No more than one-third of the Shares subject to a Restricted Stock Award to any Employee shall be granted without restrictions and, with respect to the balance of


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     such Shares, no restrictions shall lapse prior to the expiration of one year from the date of the Award. If any Shares are granted without restrictions, none of them may be sold by the Employee until six months after the date they were granted. Each award to an Employee shall be evidenced by an appropriate Restricted Stock Agreement in a form and with terms, conditions and restrictions approved by the Committee.

7.2  SHARE CERTIFICATES

     At the time Restricted Stock is granted to an Employee, Shares representing the Restricted Stock shall be registered in the name of such Employee or a third party who wilI hold the Shares on behalf of the Employee, but for the duration of any Restricted Period applicable to it, shall be held by the Corporation for the account of such Employee in certificated or uncertificated form. Any certificates for such Shares that are issued shall be held by the Corporation and shall bear the following legend: "The sale or other transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Sand Technology Inc. 1996 Stock Option Plan. The rules of such Plan may be obtained from the Secretary of Sand Technology Inc." If and to the extent that the Restricted Stock is released from the applicable restrictions, the legend shall be removed from such certificate and the certificate shall be promptly delivered to the Employee.

7.3  DIVIDENDS, VOTING AND TRANSFERS

     During the Restricted Period, the Employee (or any third party who will hold the Shares on behalf of the Employee) shall have the right to receive any dividends payable with respect to Restricted Stock and to exercise the voting rights attaching to it. The Restricted Stock shall, however, be subject to the following restrictions during any applicable Restricted Period, together with such other restrictions as the Committee shall deem appropriate:

     (a) none of the Restricted Stock may be sold, exchanged, transferred, assigned, pledged, or otherwise encumbered or disposed of by the Employee during the applicable Restricted Period; and

     (b) subject to the other provisions of this Article, if such Employee ceases to be an Employee prior to the expiration or other termination of the applicable restriction, any Restricted Stock granted to such Employee which is still subject to restriction shall be forfeited and all rights of the Employee to such Restricted Stock shall terminate without further obligation on the part of the Corporation.


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7.4  FORFEITURE TERMS

     Except as otherwise provided in a Restricted Stock Agreement or determined by the Committee, upon the forfeiture of any Restricted Stock with respect to which applicable restrictions have not lapsed, such Restricted Stock shall, at the option of the Committee, (i) if a purchase price had been paid for such Restricted Stock, be deemed to be offered for sale by the Employee to the Corporation for a period of 30 days after the date of such forfeiture at a price equal to the lesser of (y) the market value of the Restricted Stock at such time or (z) the same price paid initially for such Restricted Stock, or (ii) if no purchase price had been paid for such Restricted Stock, be forfeited by the Employee and shall revert to the Corporation without further action on the part of anyone.

7.5  FINANCIAL HARDSHIP

     With respect to any Employee, the Committee may, in its sole and absolute discretion, accelerate the lapse of any restrictions with respect to Restricted Stock granted to such Employee if, at the time of such acceleration, the Committee determines that as the result of an unanticipated emergency, such Employee will suffer severe financial hardship if such lapse of restrictions is not accelerated. The extent to which any such lapse of restrictions shall be accelerated shall be limited to the acceleration necessary to satisfy the needs of the Employee arising from the financial hardship.

7.6  MODIFICATION OF AWARDS

     The Committee may, in its sole discretion, prescribe that any restrictions on any Restricted Stock and under any applicable Restricted Stock Agreement shall lapse in accordance with such schedule and in accordance with such terms and conditions, other than the schedule or terms and conditions for which provision was originally made, as provided by the Committee; provided, however, that such modified schedule and terms and conditions shall be more favourable to the Employee affected than the original schedule or terms and conditions.

7.7  PARTICULAR CIRCUMSTANCES

     With respect to any Employee, if (i) such Employee ceases to be an Employee of the Corporation or any Subsidiary prior to the expiration of the applicable Restricted period by reason of death, Permanent Disability or Retirement or (ii) a Change in Control occurs, all restrictions set forth in the applicable Restricted Stock Agreement shall terminate as to the related Restricted Stock, and certificates for the appropriate number of Shares free of the restrictions of the Plan and such Restricted Stock Agreement shall be delivered to the Employee or his or her beneficiary or estate, as the case may be. Unless otherwise determined by the Committee or provided in a Restricted Stock Agreement, if an Employee ceases to be an Employee prior to the end of the applicable Restricted


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     Period for any other reason, such Employee shall immediately forfeit all shares of Restricted Stock granted to such Employee which then remain subject to restriction.

7.8  LAPSE OF RESTRICTIONS

     At the end of the applicable Restricted Period or at such earlier time as provided for the Plan, all restrictions contained in the Plan and the applicable Restricted Stock Agreement shall terminate as to the related Restricted Stock, and certificates for the appropriate number of Shares free of the restrictions of the Plan and the Restricted Stock Agreement, registered in the name of the Employee, shall be delivered to the Employee or his or her beneficiary or estate, as the case may be.

7.9  AWARDS HEID BY THIRD PARTIES

     Notwithstanding any provision to the contrary in the Plan, the Committee may, in lieu of Awards of Restricted Stock made directly to an Employee, grant Restricted Stock to one or more nominees or trustees for the benefit of such Employee as the Committee may designate. In such event, the rights of such Employee in the Restricted Stock so granted are to be governed exclusively by such terms of trust, or otherwise as are approved by the Committee. The Committee shall administer the Plan, and make provisions relative to any such Awards, in a manner designed to provide the Employee with rights and entitlements which shall approximate as closely as possible those rights and entitlements specified in this Article.

ARTICLE 8 -- RIGHTS AS AN EMPLOYEE

8.1  NO IMPLIED RIGHTS

     Awards under the Plan are discretionary and are not a part of regular salary. Awards may not be used in determining the amount of compensation for any purpose under any benefit plan of the Corporation or any Subsidiary, except as the Committee may from time to time expressly provide. Neither the Plan nor any action taken under the Plan shall be construed as giving an Employee the right to any Award, and an Award under the Plan shall not be construed as giving an Employee any right to be retained in the employ or service of the Corporation or any of its Subsidiaries for any period of time, regardless of the terms or conditions of the Award or the manner in which such terms or conditions are described in the applicable Award instrument.

8.2  BENEFICIARY DESIGNATION

     If allowed by the Committee from time to time, an Employee may designate a person or persons to receive, in the event of his or her death, any rights to which


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     he or she would be entitled under the Plan. Such a designation shall be made in writing and filed with the Committee or such person as it may designate. A beneficiary designation may be changed or revoked by an Employee at any time by filing a written statement of such change or revocation with the Committee. If an Employee dies having failed to designate a beneficiary or if the beneficiary of the Employee does not survive the Employee, then the estate of the Employee shall be deemed to be his or her beneficiary.

8.3  OPTIONS NOT INCLUDED FOR BENEFIT PURPOSES

     Income recognized by an Employee pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3 (2) of ERISA or the rules thereunder) or group insurance or other benefit plans applicable to the Employee that are maintained by the Corporation or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by resolution of the Board.

ARTICLE 9 -- AMENDMENT 0F THE PLAN

9.1  AMENDMENT OF PLAN

     The Board (excluding any members entitled to an Award under the Plan) may amend the Plan from time to time, except that amendments must be approved by shareholders of the Corporation to the extent required under Section 16
     (b) of the Securities Exchange Act of 1934 and other applicable legislation.

9.2  EFFECT ON AWARDS

     Awards granted prior to suspension or termination of the Plan may not be amended or cancelled except with the consent of the Employee recipient of the Award. Any dispute or disagreement that may arise under or as a result of, relating to or pursuant to, any Award or agreement evidencing the same shall be determined by the Committee, which determination shall be conclusive, binding and final for all purposes with respect to all persons.

ARTICLE 10 -- CHANGES IN CAPITAL STRUCTURE

10.1 ADJUSTMENTS DUE TO CAPITAL CHANGES

     The option agreements evidencing Awards granted under the Plan shall be subject to adjustment in the event of changes in the outstanding share capital of the Corporation by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of an Award to the same extent as such occurrence would affect an actual share issued and


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     outstanding on the effective date of such change. In the event of any such change, the aggregate number and classes of shares for which Awards may thereafter be granted under the Plan shall be appropriately adjusted as determined by the Committee so as to reflect such change.

ARTICLE 11 -- WITHHOLDING 0F TAXES

11.1 COLLECTION OF TAXES DUE

     The Corporation and its Subsidiaries shall have the right, before a certificate for any Share is delivered, to deduct or withhold from any payment owed to an Employee, any amount that is necessary in order to satisfy any withholding requirement that the Corporation or the Subsidiary in good faith believes is imposed upon it in connection with Federal, state, provincial or local taxes, including transfer taxes, as a result of the issuance of, or lapse of restrictions on, such Shares, or otherwise require such Employee to make provision for payment of any such withholding amount.

11.2 PAYMENT AND DELIVERY OF SHARES

     Unless otherwise provided by the Committee and subject to the provisions of
     Section 6.3, the Corporation, in its discretion and subject to such rules and restrictions as it may establish from time to time, may:

     (a) accept payment for the Shares related to an Award by any manner of lawful consideration permitted by applicable statute;

     (b) issue the Shares registered in the name of the Employee to the custody of his or her broker when requested in writing by the Employee with his or her exercise notice and when preceded by full payment or the irrevocable commitment of a stockbroker on behalf of the Employee to pay the Corporation any balance due on the purchase price for such Shares following their issuance, whereupon such issuance and payment will be viewed as contemporaneous.

ARTICLE 12 -- GOVERNMENTAL AND OTHER REGULATIONS

12.1 EFFECT OF APPLICABLE LAWS

     The Plan and any Award under the Plan shall comply with all applicable Federal, Provincial and state laws, rules and regulations of Canada and the United States, including the Securities Act (Quebec), the Securities Act of 1933 and the Securities Exchange Act of 1934, and to such approvals by any regulatory or governmental agency of Canada and the United States as may be required. The issuance or delivery of any Award or of any Shares under an Award, may be postponed by the Corporation for such period as may be required to comply with


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     any applicable requirements under securities laws, any applicable listing requirements of any national securities exchange or automated quotation system where the Shares are listed, and requirements under any other law or regulation applicable to the issuance or delivery of such Shares. The Corporation shall not be obligated to issue or deliver any Share if its issuance or delivery shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange or automated quotation system where the Shares are listed. Other than as expressly provided in Section 7.9 above, neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any of its Subsidiaries and an Employee or any other person.

ARTICLE 13 -- EFFECTIVE DATE AND TERM 0F THE PLAN

13.1 EFFECTIVE DATE AND TERM

     The Plan shall become effective upon its adoption by the Board and its approval by the shareholders of the Corporation, and shall continue until such time as it may be terminated by action of the Board or the Shareholders of the Corporation. All Options granted prior to shareholder approval are granted conditional upon shareholder approval of the Plan.

ARTICLE 14 -- MISCELLANEOUS PROVISIONS

14.1 OPTION AGREEMENT

     Options shall be evidenced by written option agreements in the form approved by the Committee.

14.2 INDEMNIFICATION

     In addition to such other rights of indemnification as they may have as Directors or as members of the Board, the members of the Board and the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted under it, and against all amounts paid by them in settlement (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction for a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for gross negligence or wilful misconduct in the performance of his duties. Within ten (10) days after institution of any such action, suit or proceeding a Board member shall notify the Corporation of the institution of the Suit and grant the Corporation the


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

     opportunity, at its own expense, to handle and defend the same. Failure to provide such notice shall, at the option of the Corporation, relieve the Corporation of the indemnification obligations set forth in this Section 14.2.

14.3 NO OBLIGATION TO EXERCISE OPTION

     The grant of an Option shall impose no obligation upon the optionee to exercise such Option.

14.4 SINGULAR, PLURAL, GENDER

     The singular shall include the plural and the masculine pronoun shall include the feminine gender.

14.5 HEADINGS

     Headings of Articles and Sections are inserted for convenience and reference only; they constitute no part of the Plan.

14.6 COMPLIANCE WITH RULE 16b-3

     It is the intent of the Corporation that the Plan comply in all respects with Rule 16b-3 of the Securities Exchange Act of 1934 in connection with any Option granted to a person who is subject to Section 16 of the said Act. Accordingly, any provision of the Plan or any option agreement that does not comply with the requirements of such Rule 16b-3 as then applicable to any such person shall be construed or deemed amended to the extent necessary to conform to such requirements, except that such automatic amendment shall not apply to any other participant in the Plan who is not (at the time of such application) subject to Section 16 of the Act. Any action taken by the Committee pursuant to the Plan that does not comply with the requirements of such Rule 16b-3 shall be null and void.

14.7 GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware.

14.8 SEVERABILITY

     Whenever possible, each provision of the Plan and every Option at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Option at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Option at any time granted under the Plan shall remain in full force and effect.

AS AMENDED TO REFLECT (I) SHARE SUBDIVISION ON A TWO-FOR-ONE BASIS ON DECEMBER 31, 1996, (II) THE RESOLUTION OF THE DIRECTORS OF NOVEMBER 9, 1999 WHICH WAS RATIFIED BY THE SHAREHOLDERS ON DECEMBER 17, 1999 TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES AVAILABLE BY 200 000, (III) THE CHANGE OF NAME OF THE CORPORATION EFFECTIVE JANUARY 1, 2000, AND (IV) THE EXTENSION OF THE LIFE OF THE PLAN AND OF THE OPTIONS OUTSTANDING UNDER THE PLAN FOR AN ADDITIONAL TEN YEARS.


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